Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000

Press Release
For More Information, call: 845-482-4000

Contact: Wayne V. Zanetti, President — CEO	For Release
November 10, 2010
Company Press Release
Jeffersonville Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., November 10, 2010 (PRIME NEWSWIRE) —Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today a third quarter net profit of $768,000 ($0.18 per share) compared to $816,000 ($0.19 per share) for the third quarter of 2009. Earnings for the first nine months of 2010 were $2,188,000 ($0.52 per share) compared to $2,448,000 ($0.58 per share) in 2009.
The decrease in quarterly net income was primarily due to an increase in provision for loan losses of $300,000 and a $217,000 decrease in non-interest income partially offset by an increase in net interest income of $247,000 and decreased tax expense of $192,000.
The Bank continues to be classified as “well capitalized”. Regulatory requirements stipulate that Tier I capital be at least 4% of risk weighted assets, and total risk-based capital must be at least 8% of those assets. The Bank’s ratios for Tier I and risk-based capital are 15.6% and 16.8%, respectively.
A cash dividend in the amount of thirteen cents ($0.13) on the common stock of the Company was declared at the November 09, 2010 meeting of the Board of Directors. The dividend is payable on December 1, 2010 to stockholders of record at the close of business on November 22, 2010. This results in total dividends for the year 2010 of $0.52 per share compared to $0.52 per share last year.
Jeffersonville Bancorp is a one-Bank holding Company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Bloomingburg, Callicoon, Eldred, Jeffersonville, Liberty, Livingston Manor, Loch Sheldrake, Monticello, Narrowsburg, Wal*Mart/Monticello, White Lake, and Wurtsboro.